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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 12th day of June 1998, by and between Airport Systems International, Inc. (the "Company") and Anthony G. Bommarito, an individual ("Employee").

         WHEREAS, the Company desires to employ Employee in the capacity described herein and Employee desires to work for the Company in such capacity;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, Employee and the Company agree as follows:

         1. Period of Employment. Subject to earlier termination as provided for in Section 6 hereof, the Company hereby employs Employee, and Employee hereby accepts such employment, for a period of two years, beginning on the date of this Agreement and continuing until the close of business on the second anniversary of the date of this Agreement.

         2. Duties of Employee. Employee shall devote his full time and attention to the business of the Company in the Company's Kansas office. Employee shall be employed as the Vice President of Engineering; and he shall perform such duties as shall be assigned to him by the President and Board of Directors of the Company and as are normally incident to such office. Employee shall comply with all policies and procedures of the Company and use his best efforts on behalf of the Company.

         3. Compensation. During the period of Employee's employment, the Company shall pay Employee a salary at the rate of not less than $110,000 per annum, payable in arrears in equal bi-weekly installments on every other Friday. The Employee will receive an annual performance review. The Board of Directors of the Company shall annually review such performance review and salary and, based upon the performance of Employee and the financial results and condition of the Company, in its sole discretion, may increase (but not decrease) such salary. At the beginning of each fiscal year, a bonus plan shall be established by the board of directors based on Company performance goals. At the end of each fiscal year the Employee shall receive a bonus based upon performance against the established plan. The bonus plan for the first year is attached to this agreement.

         4. Benefit Plans. During the term of Employee's employment, Employee shall be entitled to participate in and receive the benefits of any retirement, insurance, hospitalization, health or similar plan currently in effect or hereafter adopted by the Company for the benefit of its key employees.

         5. Reimbursements. The Company shall reimburse Employee for reasonable travel and entertainment expenses incurred by him on behalf of the Company, subject to the limitations,



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approval, and substantiation requirements and other procedures from time to time established by the Company.

         6. Termination.

                  (a) Definitions.

                           (i) "Cause". The term "Cause" shall mean:

                                    (A) Material fraud or dishonesty of Employee
                           in the fulfillment of his duties as an employee of the Company, including, without limitation, embezzlement of Company funds; or

                                    (B) Conviction of a felony under any
                           applicable criminal code or statute.

                           (ii) "Disability". The term "Disability" shall mean
                  the inability of Employee substantially to perform his duties hereunder during any continuous period of more than six (6) months or for an aggregate period of one hundred eighty (180) days in any 365-day period, if after the expiration of such period, a qualified physician selected by the Company determines that Employee will be unable substantially to perform his duties hereunder for an indefinite additional period of time.

                  (b) Termination. At any time during the term of this Agreement, the Company, at its option, may terminate Employee's employment hereunder upon written notice (i) for Cause, (ii) if Employee suffers a Disability, or (iii) if Employee dies. If Employee is terminated pursuant to the preceding sentence, or if Employee quits the employment of the Company, the Company shall be relieved of any obligation hereunder except for the payment of any salary for periods worked but for which salary has not been paid, the reimbursement of reasonable expenses theretofore incurred in the course of employment and accrued benefits.

                  (c) Termination Payment. If Employee is terminated by the Company for any reason other than (i) for Cause, (ii) because Employee suffers a Disability, (iii) because Employee dies; or (iv) because of a transaction as identified in section 7, then the Company shall pay Employee an amount equal to the product of his monthly base salary multiplied by the number of months remaining in the two year period of employment set forth in Section 1 hereof; payable in monthly installments equal to his monthly base salary at the time of termination, beginning on the first day of the month following such termination and continuing until the full amount has been paid. Payments will be reduced by the amount the Employee is paid from others for services during the payment period. Employee agrees that such payments shall be his sole remedy for termination of




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         employment with the Company except for any payments made under section
         7 of this agreement.


         7. Significant Corporate Transaction

         In the past the Company has discussed with your current (immediately prior to joining the Company) employer (referred to herein as "Employer") the possibility of a significant corporate transaction. Although these discussions have not resulted in the execution of a definitive agreement, the parties may, at some point in the future resume negotiations. Those negotiations could result in a significant corporate transaction.

The Company agrees that if: (a) you become an employee of the Company, (b) the Company and Employer subsequently consummate a significant corporate transaction, and (c) your employment with the Company is terminated, or you are demoted (i) less than three months before, or (ii) within one year after such transaction, then the Company will pay you a severance payment ("the Severance Payment") in addition to any other compensation that may be payable to you at the time of termination of your employment with the Company.

The Severance Payment will be in an amount equal to the greater of (a) the aggregate of all remaining salary payments that would be due to you had you remained a Company employee for three years from the date you commenced work with the Company or (b) two years worth of salary payments. The severance payment shall be payable within thirty (30) days of the time of termination of employment with the Company.

Further the Company agrees to indemnify you from litigation resulting from any claim brought by Employer resulting from your employment with the Company. This agreement is based upon your representation that you have no agreement with Employer that would prohibit or restrict your employment with the Company.


         8. Non-Disclosure and Covenant Not to Compete.

                  (a) Non-Disclosure. During the term of this Agreement and from and after the termination of this Agreement, Employee shall not, except as required by law or to perform his duties under this Agreement, divulge, disclose or communicate to any person, firm or corporation, any "confidential information". The term "confidential information" includes without limitation, information and know-how about the business of the Company (or any division, subsidiary, stockholder, or affiliate of the Company) including but not limited to, methods of operation, cost or pricing information, product development, technology, processes, plans, research data, prospect files, customer lists, marketing or bid information, or supplier lists, excluding such information that was in the public domain at the time it was acquired by Employee or which comes into the public domain otherwise than through a disclosure by a person or entity owing a duty of confidentiality to the




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         Company or any stockholder, subsidiary, or other affiliate of the
         Company. If confidential information is contained in any document or writing or is fixed in any other tangible form, magnetically, electronically or otherwise, and if such confidential information is in Employee's possession or under his control, he shall return such information and any copies thereof to the Company upon termination of his employment. Employee shall not directly or indirectly, take, copy, or transfer, in any manner whatsoever, any of the business records or confidential information of the Company (or any division, subsidiary, stockholder or affiliate of the Company). If Employee becomes aware of the possession of confidential information by individuals other than employees of the Company, he shall promptly bring such matter to the attention of the board of directors of the Company.

                  (b) Non-Compete. While employed by the company and for a period of up to one year, or until the date of the last termination payment under 6(c) if termination payments are made, thereafter Employee shall not, directly or indirectly:

                           (i) Engage (whether for compensation or without
                  compensation) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, lender, or in any other capacity whatsoever (otherwise than as the holder of no more than 1% of the total outstanding stock of a publicly held company) in any business activity or business activities that compete for customers for the design, manufacture, or sale of ground based navigation aids; or any other business at the time of termination engaged in by the Company (or any division, subsidiary stockholder, or affiliate of the Company).

                           (ii) Either for himself or for any other person, firm
                  or corporation, solicit, divert or take away or attempt to solicit, divert or take away any person, firm or corporation who was or is a customer, supplier, prospective customer, or agent of the Company (or any division, subsidiary, stockholder or affiliate of the Company); or

                           (iii) Recruit, attempt to induce, induce or in any
                  way influence any person who is engaged by the Company (or any division, subsidiary, stockholder, or affiliate of the Company) as an employee, agent, independent contractor, or otherwise, to terminate his or her engagement or to engage or otherwise participate in a business activity directly or indirectly competitive with the Company (or any division, subsidiary, stockholder, or affiliate of the Company).

                  (c) Scope of Restrictions. The restrictions set forth in this
         Section 8 are considered by the parties to be reasonable. However, if any such restriction is found to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to what it may be enforceable.




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                  (d) Remedies. In the event of a breach or a threatened breach of this Section 8, the Company shall be entitled to an injunction restraining Employee from committing or continuing such breach, as well as to any and all other legal and equitable remedies permitted by law.

         8. Miscellaneous.

                  (a) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including but not limited to any dispute regarding the determination of "Cause" under
         Section 6 hereof, shall be settled by arbitration in Overland Park, Kansas, in accordance with the rules of the American Arbitration Association.

                  (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, the successors and assigns of the Company, and the heirs, executors, administrators, successors and assigns of Employee. Employee shall have no right to delegate his duties or to assign his rights under this Agreement.

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

                  (d) Notice. Any notice required to be sent hereunder shall be deemed to be received on the date such notice is delivered in writing by hand against receipt or mailed, postage prepaid, by United States certified or registered mail, return receipt requested, to the address of the company or Employee, respectively, as follows (or at such change of address as one party notified the other in writing):

                  (1)      Company:

                           Airport Systems International, Inc.
                           11300 West 89th Street
                           Overland Park, Kansas  66214

                           with a copy to:

                           Blackwell Sanders Matheny Weary
                              & Lombardi LLP
                           Two Pershing Square, Suite 1100
                           2300 Main Street
                           P.O. Box 419777
                           Kansas City, Missouri  64141-6777
                           Attention:  Steven F. Carman





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                  (2)      Employee:

                           Anthony G. Bommarito


                  (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement, and each of which shall be deemed an original.

                  (f) Exhibits. All exhibits attached hereto are hereby incorporated into this Agreement.

                  (g) Waivers. No waiver of any breach of any provision hereof shall operate as a waiver of any other breach of the same or any other provision hereof.

                  (h) Severability. Invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (i) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the employment of Employee by the Company and supersedes and cancels any and all prior understandings between Employee and the Company, if any, concerning the employment of Employee. This Agreement may only be amended in writing signed by both parties.

                  (j) Headings. The headings contained in this Agreement are for convenience only and shall not be considered in construing or interpreting any provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THIS CONTRACT CONTAINS A
BINDING ARBITRATION
PROVISION WHICH MAY BE
ENFORCED BY THE PARTIES

                                Airport Systems International, Inc.


                                By: /s/ Keith S. Cowan
                                    --------------------------------------------
                                    Name: Keith S. Cowan
                                          --------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------





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                               Date:    June 12, 1998
                                     -------------------

                                EMPLOYEE


                                By: /s/ Anthony G. Bommarito
                                    --------------------------------------------
                                    Anthony G. Bommarito

                                Date:    June 12, 1998
                                      ------------------------------------------






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